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EXHIBIT 3.32.1

ARTICLES OF AMENDMENT
TO ARTICLES OF INCORPORATION
OF
VIRGINIA PARKING SERVICE, INC.

November 29, 1985

        Pursuant to the provisions of Section 13.1-55 through 13.1-58 of the Code of Virginia of 1950, as amended, Virginia Parking Service, Inc., hereby amends its Articles of Incorporation as follows:

        A.    The name of the corporation is Virginia Parking Service, Inc.

        B.    The amendment adopted is:

    REVOLVED, that it is in the best interests of this corporation to amend its Articles of Incorporation to decrease the aggregate number of shares that this corporation has authority to issue from 25,000 shares to 5,000 shares; and

        C.    On November 29, 1985, the board of directors, by unanimous written consent in lieu of a special meeting found it to be in the best interests of the corporation to adopt this amendment, consented to its adoption, and directed that it be submitted to a vote at a meeting of stockholders. Notice was waived by the stockholders of record as provided for by the Code of Virginia, and the stockholders adopted the amendment by unanimous consent on November 28, 1985.

        D.    The number of shares outstanding is Two Thousand (2,000), all of which are entitled to vote herein. No shares are entitled to vote as a class.

        E.    Two Thousand (2,000) shares were voted for the amendment and no shares were voted against it.

        F.    The amendment effects no change in the amount of stated capital, and does not constitute a share dividend or distribution of stock rights.

        G.    The amendment does not effect a restatement of the Articles of Incorporation.

        Executed in the name of this corporation by its President and Secretary, who declare under penalties of perjury that the facts stated herein are true.

        Dated: November 29, 1985

Virginia Parking Service, Inc.
By:	/s/ STEPHEN A. MEYERS Stephen A. Meyers President
and
By:	/s/ SUSAN J. MEYERS Susan J. Meyers Secretary

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ARTICLES OF AMENDMENT TO ARTICLES OF INCORPORATION OF VIRGINIA PARKING SERVICE, INC.